Exhibit 99.2

February 14, 2025

Board of Directors

FutureTech II Acquisition Corp. (NASDAQ:FTII)

128 Gail Drive, New Rochelle, NY 10805 | United States

Re:	Consent of Newbridge Securities Corporation

We hereby consent to (i) references to our name, (ii) inclusion of information and data contained in our fairness opinion dated September 16, 2024, (iii) citation of the fairness opinion, and (iv) the filing of our fairness opinion as an annex and/or exhibit, in each case, in that proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of FutureTech II Acquisition Corp., and in all subsequent amendments and post-effective amendments or supplements thereto (together with all such amendments and supplements, the “Registration Statement”). We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any and all amendments thereto.

Sincerely,

Newbridge Securities Corporation

/s/ Chad D. Champion

Chad D. Champion

Senior Managing Director

Head of Equity Capital Markets & Investment Banking